Exhibit 10.1
SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT
     SEVENTH AMENDMENT dated as of October 1, 2009 (this “Amendment”) by and among TRW Automotive Inc., TRW Limited and Peter J. Lake (“Executive”) to the EMPLOYMENT AGREEMENT dated as of February 27, 2003, as amended (the “Agreement”) between TRW Limited and Peter J. Lake (“Executive”).
     WHEREAS, the parties hereto desire to amend the Agreement as set forth below in order to change the entity that employs Executive and correspondingly change the benefits to which Executive is entitled.
     In consideration of the premises and mutual covenants herein, the parties agree as follows:
     1. Defined Terms. Except as modified herein, capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.
     2. Definition of Company. The definition of the Company and all references to the Company in the Agreement shall be amended to refer to TRW Automotive Inc. in lieu of TRW Limited. All rights and obligations of TRW Limited that accrue or arise under the Agreement on or after October 1, 2009 shall hereinafter be the rights and obligations of TRW Automotive Inc. and TRW Limited will have no further obligations under the Agreement.
     3. Amendment to Schedule 5A of the Agreement. Schedule 5A of the Agreement shall be amended in its entirety to read as attached hereto.
     4. Amendment to Section 7.a.(iii)(D) of the Agreement. Section 7.a.(iii)(D) of the Agreement shall be amended in its entirety to read as follows:
“(D) such Employee Benefits, if any, as to which Executive may be entitled under the Employee Benefit plans, programs or arrangements of the Company or its affiliates pursuant to the terms of such plans, programs or arrangements (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
     5. Amendment to Provisos. The proviso contained in each of Section 7.c.(iii)(B), 7.d.(iii)(B) and 7.e.(iii)(B) shall be amended in its entirety to read as follows:
“provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans included in the Employee Benefits”
     6. Amendment to Section 11(h) of the Agreement. The address for notice to the Company contained in Section 11(h) of the Agreement shall be amended in its entirety to read as follows:
TRW Automotive Inc.
Attention: General Counsel
12001 Tech Center Drive
Livonia, Michigan 48150
     7. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
     9. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

TRW Limited	Peter J. Lake

/s/ Neil E. Marchuk	/s/ Peter J. Lake

By: Neil E. Marchuk
Title: Attorney-in-Fact

TRW Automotive Inc.

/s/ Neil E. Marchuk
By: Neil E. Marchuk
Title: Executive Vice President, Human Resources

SCHEDULE 5A
BENEFITS SUMMARY
     Company Vehicle
     A car allowance during the Employment Term at a level comparable to that provided to other senior executives of the Company based in the U.S. (other than the CEO).
     TRW RetireeSelect Medical Plan
     Traditional benefit with a defined dollar benefit contribution formula based on years of service.
     TRW Automotive Retirement Savings Plan for Salaried Employees
     Traditional 401(k) plan allowing employees to invest a portion of cash compensation on a pre-tax and after-tax basis, subject to IRS or Plan limitations.
     Benefits Equalization Plan — Executive may enroll beginning with the next available open enrollment period after October 1, 2009.
     A nonqualified benefit plan which allows participants to make-up deferrals, including the Company match, if any, to the Company’s 401(k) Plan otherwise unavailable due to limitation under the Internal Revenue Code. The Plan is unfunded with book investments which mirror those available within the Company’s 401(k) Plan. Executive is an unsecured creditor with respect to amounts deferred under this Plan.
     Financial Planning
     Financial counseling through AYCO in accordance with the Unanimous Written Consent of the Compensation Committee of the Board of Directors of TRW Automotive Inc. dated April 30, 2004 and tax assistance through Deloitte LLP; provided that the combined cost may not exceed the individual amount incurred by other senior executives of the Company (other than the CEO) for services provided by AYCO to each such executive.
     Executive Health
     The Plan provides for reimbursement of 100% of medical, dental and vision claims as defined as being deductible in accordance with IRS regulations. There are no co-payments or deductibles under the plan, and participants are required to make contributions via payroll deductions.
     Life Insurance
     Coverage provided comparable to that provided to other senior executives of the Company (other than the CEO); provided that this coverage will not be available under this Agreement to the extent that it is duplicative of coverage available as part of the life insurance component of the Pension Scheme (U.K.) pursuant to the terms of such Plan.
     Long-Term Disability
     Provides benefits in an amount equal to 40% of eligible compensation for those disabled in accordance with the terms of the Plan. Participants may enroll for an additional 20% of eligible compensation. Participant contributions are required for the additional benefit.